Exhibit 99.1

Contact: Marie Castro (858) 842-3399

News Release

REMEC Completes Sale of Outdoor Unit and Transceiver Business

SAN DIEGO, CA — August 30, 2005 — REMEC, Inc. (NASDAQ: REMC) today announced that it has completed the sale of its Outdoor Unit and Transceiver (“ODU”) business to Wireless Holdings International, Inc. (“Wireless Holdings”) for $15 million in cash and the assumption of certain liabilities by Wireless Holdings, subject to taxes, transaction expenses and closing adjustments, expected to be between $3 and $4 million.

Wireless Holdings is comprised of the leading management executives of the ODU business, including Dave Newman, Vice President and General Manager of the ODU business and Domingo Bonifacio, the President of REMEC Manufacturing Philippines, Inc. “The development of this business unit within REMEC over the last year has been very rewarding”, Dave Newman stated. “The management team is excited to have the opportunity to take the business private and build upon this success. Going forward, we will expand upon our successful strategy of offering both modules and highly integrated ODU solutions to the telecommunications community and broaden our role as a leader in the design and manufacture of high frequency devices.”

Thomas Waechter, President and Chief Executive Officer of REMEC, stated, “This transaction continues our strategy of delivering value to REMEC shareholders. We appreciate the contributions of the ODU group to REMEC, and wish them success as they continue on as Wireless Holdings.”

About REMEC, Inc.

REMEC, Inc. is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s website at www.remec.com or call (858) 842-3000.

Forward-Looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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